Exhibit 23.2
The Board of Directors
Great Plains Energy Incorporated:
We consent to the incorporation by reference in this registration statement on Form S-3 of Great Plains Energy Incorporated of our report dated July 25, 2008, with respect to the consolidated balance sheets of Aquila, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the Current Report on Form 8-K/A of Great Plains Energy Incorporated dated August 13, 2008 and to the reference to our firm under the heading “Experts” in the related prospectus. Our audit report refers to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and FASB Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities.

/s/ KPMG LLP
Kansas City, Missouri
May 11, 2009